Exhibit 99.1

Emerald Oil Reports Second Quarter 2014 Financial and Operational Results; Announces Acquisition of Core Williston Basin Properties

DENVER, CO – August 4, 2014 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced financial and operational results for the quarter ended June 30, 2014 and that it has entered into a definitive agreement to acquire core Williston Basin properties.

Highlights

•	Second quarter production of 340,320 BOE, an average of approximately 3,781 BOEPD, an increase of 51% compared to the first quarter quarter of 2014 and 168% compared to the second quarter of 2013;
•	Second quarter oil and gas revenue of $31.3 million, an increase of 64% compared to the first quarter of 2014 and 196% compared to the second quarter of 2013;
•	Second quarter per unit LOE costs of $11.45 per BOE, a decrease of 1% compared to the first quarter of 2014 and 9% compared to the second quarter of 2013;
•	Adjusted 2Q14 EBITDA of $17.4 million;
•	Adjusted net income attributable to common stockholders of $7.6 million or $0.11 per share (basic) for 2Q14 and net loss attributable to common stockholders of $1.9 million or $0.03 per share loss (basic); and
•	Entered into a definitive agreement with Liberty Resources II, LLC to acquire 31,500 net acres and 400 BOEPD of production in conjunction with divesting 4,175 net acres in Williams County, North Dakota. The transaction is expected to close in the third quarter of 2014.

Second Quarter 2014 Production

For the second quarter of 2014, Emerald’s total production volumes on a BOE basis increased 168% as compared to the second quarter of 2013. Production increased due to the addition of 7.73 net productive operated Bakken/Three Forks wells in the second quarter of 2014. During the second quarter of 2014, Emerald realized an $87.42 average price per Bbl of oil (including settled derivatives) compared to an $83.56 average price per Bbl of oil during the first quarter of 2014. For detailed well performance data see Emerald’s corporate presentation (available on its website, www.emeraldoil.com).

	Quarter Ended June 30,
	2014	2013
Sales Volume (Total)
Oil (Bbls)	324,617	119,366
Gas (Mcf)	94,217	44,500
Sales volumes (Boe)	340,320	126,783

Average Daily Sales
Oil (Bbls)	3,607	1,326
Gas (Mcf)	1,047	84
Sales volumes (Boe)	3,781	1,410

Average Sales Prices
Oil (Bbl)	$93.30	$86.63
Effect of Settled Oil Derivatives	(5.88)	(1.54)
Oil Net of Settled Derivatives (Bbl)	$87.42	$85.09
Gas (Mcf)	$10.26	$5.26
Barrel of Oil Equivalent with Settled Derivatives	$86.23	$81.96

Financial Results

Revenues from sales of oil and natural gas for the second quarter of 2014 were $31.3 million compared to $10.6 million for the same period in 2013. The increase is primarily due to higher production as a result of the Company’s well completions. Crude oil revenue accounted for approximately 97% of oil and natural gas sales recorded during the second quarter of 2014.

Production expenses for the second quarter of 2014 were $3.9 million, or $11.45 per BOE, compared to $1.6 million, or $12.59 per BOE, for the same period in 2013. The decrease on a per unit basis is primarily due to continued efficiency gains as the Company further develops wells and associated production infrastructure in the Low Rider area.

General and administrative expenses for the second quarter of 2014 were $7.6 million compared to $6.0 million for the same period in 2013. Share-based compensation expenses, which are included in G&A expense, totaled $3.0 million in the second quarter of 2014 compared to $1.1 million for the same period in 2013. The increase in G&A expense is attributed primarily to the hiring of new personnel as the Company continues to expand operations.

Adjusted EBITDA was $17.4 million for the second quarter of 2014, as compared to $2.8 million for the same period in 2013, reflecting a 521% increase. Adjusted Net Income was $7.6 million for the second quarter of 2014, as compared to Adjusted Net Loss of $7.6 million for the same period in 2013. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. For additional information please refer to the reconciliation of these measures at the end of this news release.

Acquisition of Williston Basin Properties

•	Approximately 31,500 net acres highly contiguous to Emerald’s Low Rider and Lewis & Clark operating areas in McKenzie, Billings and Dunn Counties, North Dakota; 13,325 net acres in Low Rider and 18,227 net acres in Lewis & Clark;
•	Approximately 400 Boe/d of estimated current net production;
•	2.0 Mmboe of proved reserves and $51.5 million of PV-10;
•	23 new operated Drilling Spacing Units; 6 DSUs in Low Rider and 17 DSUs in Lewis & Clark;
•	Increased working interests in 13 Drilling Spacing Units; 12 DSUs in Low Rider and 1 DSU in Lewis & Clark;
•	157 drilling locations; 72 drilling locations in Low Rider and 85 drilling locations in Lewis & Clark;
•	Approximately 95% of acreage is held by production and 75% is operated;
•	Transaction valued at approximately $110 million, subject to customary adjustments to reflect the operation of the properties prior to closing; Emerald will transfer approximately 4,175 net acres in Williams County, North Dakota and pay approximately $78.4 million in cash on hand;
•	No external capital required; and
•	No material change to 2014 financial or operational guidance.

	Pre- Transaction	Post- Transaction
Net Acres	93,000	120,400
% Operated	75%	75%
Operated DSUs	81	104
Drilling Locations	697	854
% of Acreage Held By Production	37%	53%

2014 Drilling and Completion Budget ($mm)	250	250
2014 Land Budget ($mm)[1]	150	200
2015 Land Budget ($mm)	150	50
Liquidity ($mm)[2]	$234	$256

1 Approximately $174 million of the 2014 budgeted amount has been spent year to date

2 Liquidity calculated as cash on hand and available borrowing capacity

Increase to Senior Credit Facility and Update to Hedging Activity

In conjunction with the closing of the transaction, Emerald and its lending syndicate will enter into an amendment to the Company’s credit facility to increase the borrowing base under the credit facility from $100 million to $200 million. This redetermination will reflect both Emerald’s year-to-date completion activities and the transaction. The facility is currently undrawn. Emerald expects the next borrowing base redetermination to take place in October 2014.

Oil volume hedges were increased for the balance of 2014 and early 2015 due to the rise in oil prices during the quarter. Emerald is currently hedged through the first quarter of 2015 at the maximum capacity allowed under the revised borrowing base.

Settlement Period	Oil (Bbls)	Fixed Price Range
Oil Swaps
July 1, 2014 – December 31, 2014	61,330	$90.00 – 93.00
July 1, 2014 – December 31, 2014	47,300	93.01 – 96.00
July 1, 2014 – December 31, 2014	503,970	96.01 – 99.00
July 1, 2014 – December 31, 2014	82,612	99.01 – 102.00
2014 Total/Average	695,212	$96.70

January 1, 2015 – April 30, 2015	18,876	$90.00 – 93.00
January 1, 2015 – April 30, 2015	93,100	93.01 – 96.00
January 1, 2015 – April 30, 2015	341,251	96.01 – 99.00
2015 Total/Average	453,227	$96.24

Management Comments

McAndrew Rudisill, Emerald’s Chief Executive Officer, stated, “Emerald posted its strongest quarter since inception. Production exceeded guidance by 8% while costs were maintained at expected levels as we continue to build out infrastructure in the area. The transaction with Liberty Resources II further solidifies our strategic position in both our Low Rider and Lewis & Clark focus areas, bringing our net acreage position in this core operating area to more than 108,000 net acres. This deal allows us to reduce our projected land budget for 2015 while keeping our current 2014 drilling and completion constant due to nearly all of the acquired acreage being held by production. Our borrowing base will be increased by $100 million in connection with the closing of the transaction primarily due to the increase in Emerald operated proved reserves. We expect subsequent borrowing bases increases in the third and fourth quarters of 2014. We are excited about bringing our first Pronghorn wells online during the third quarter and we plan to test a slick water, cemented liner completion in our Low Rider area during the Fall of 2014.”

Conference Call

Emerald will host a conference call on Tuesday, August 5, 2014 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss financial and operational results for the quarter end.

Emerald Oil, Inc. 2Q2014 Financial and Operational Results Conference Call
Date:	Tuesday, August 5, 2014
Time:	10:00 a.m. Eastern Time
9:00 a.m. Central Time
8:00 a.m. Mountain Time
7:00 a.m. Pacific Time
Webcast:	Live and rebroadcast over the Internet at the Emerald Oil website
Website:	www.emeraldoil.com
Telephone Dial-In:	877-407-8831 (toll-free) and 201-493-6736 (international)

Telephone Replay:	Available through Tuesday, August 12, 2014
877-660-6853 (toll-free) and 201-612-7415 (international)
Passcode: 413333

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Ryan Smith

Vice President of Capital Markets & Strategy

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com

EMERALD OIL, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31,

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$134,171,667	$144,255,438
Restricted Cash	6,000,000	15,000,512
Accounts Receivable – Oil and Natural Gas Sales	9,352,780	8,715,821
Accounts Receivable – Joint Interest Partners	36,396,745	31,523,204
Other Receivables	1,600,141	577,409
Prepaid Expenses and Other Current Assets	534,430	206,299
Total Current Assets	188,055,763	200,278,683
PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method, at cost:
Proved Oil and Natural Gas Properties	378,486,735	211,015,067
Unproved Oil and Natural Gas Properties	122,067,454	57,015,315
Equipment and Facilities	4,109,546	1,837,744
Other Property and Equipment	1,645,303	890,811
Total Property and Equipment	506,309,038	270,758,937
Less – Accumulated Depreciation, Depletion and Amortization	(63,201,890)	(48,176,522)
Total Property and Equipment, Net	443,107,148	222,582,415
Restricted Cash	4,000,000	6,000,000
Fair Value of Commodity Derivatives	—	68,396
Debt Issuance Costs, Net of Amortization	6,204,848	475,157
Deposits on Acquisitions	304,335	125,368
Other Non-Current Assets	227,207	357,644
Total Assets	$641,899,301	$429,887,663
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$91,416,789	$63,168,422
Fair Value of Commodity Derivatives	5,852,801	921,401
Accrued Expenses	13,238,341	11,821,729
Advances from Joint Interest Partners	3,723,910	2,205,538
Total Current Liabilities	114,231,841	78,117,090
LONG-TERM LIABILITIES
Convertible Senior Notes	172,500,000	—
Asset Retirement Obligations	1,243,136	692,137
Warrant Liability	17,670,000	15,703,000
Other Non-Current Liabilities	265,660	56,327
Total Liabilities	305,910,637	94,568,554

COMMITMENTS AND CONTINGENCIES

Preferred Stock – Par Value $.001; 20,000,000 Shares Authorized;
Series B Voting Preferred Stock – 5,114,633 issued and outstanding at June 30, 2014 and December 31, 2013. Liquidation preference value of $5,115 as of June 30, 2014 and December 31, 2013.	5,000	5,000

STOCKHOLDERS’ EQUITY
Common Stock, Par Value $.001; 500,000,000 Shares Authorized, 66,471,276 and 65,840,370 Shares Issued and Outstanding, respectively	66,471	65,840
Additional Paid-In Capital	420,571,408	416,301,344
Accumulated Deficit	(84,654,215)	(81,053,075)
Total Stockholders’ Equity	335,983,664	335,314,109
Total Liabilities and Stockholders’ Equity	$641,899,301	$429,887,663

EMERALD OIL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES
Oil Sales	$30,288,128	$10,340,742	$48,722,936	$18,334,644
Natural Gas Sales	966,280	234,076	1,600,344	457,155
Net Gains (Losses) on Commodity Derivatives	(6,663,083)	665,337	(7,461,936)	(102,267)
Total Revenues	24,591,325	11,240,155	42,861,344	18,689,532
OPERATING EXPENSES
Production Expenses	3,897,482	1,596,353	6,514,726	2,635,885
Production Taxes	3,400,874	1,048,541	5,489,610	1,750,397
General and Administrative Expenses	7,633,559	5,979,739	16,125,563	11,368,552
Depletion of Oil and Natural Gas Properties	8,600,878	3,584,803	14,878,110	6,741,781
Depreciation and Amortization	81,497	31,039	147,257	54,034
Accretion of Discount on Asset Retirement Obligations	20,080	7,850	35,800	14,062
Total Operating Expenses	23,634,370	12,248,325	43,191,066	22,564,711

INCOME (LOSS) FROM OPERATIONS	956,955	(1,008,170)	(329,722)	(3,875,179)

OTHER INCOME (EXPENSE)
Interest Expense	(1,136,377)	(75,186)	(1,308,463)	(254,676)
Warrant Revaluation Expense	(1,771,000)	(642,000)	(1,967,000)	(4,081,000)
Other Income	371	2,222	4,047	2,898
Total Other Expense, Net	(2,907,006)	(714,964)	(3,271,416)	(4,332,778)

LOSS BEFORE INCOME TAXES	(1,950,051)	(1,723,134)	(3,601,138)	(8,207,957)

INCOME TAX PROVISION	—	—	—	—

NET LOSS	(1,950,051)	(1,723,134)	(3,601,138)	(8,207,957)
Less: Preferred Stock Dividends and Deemed Dividends	—	(5,665,670)	—	(6,282,108)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,950,051)	$(7,388,804)	$(3,601,138)	$(14,490,065)

Net Income (Loss) Per Common Share – Basic and Diluted	$(0.03)	$(0.23)	$(0.05)	$(0.50)

Weighted Average Shares Outstanding – Basic and Diluted	66,323,228	32,602,115	66,251,632	29,166,411

EMERALD OIL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,601,138)	$(8,207,957)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depletion of Oil and Natural Gas Properties	14,878,110	6,741,781
Depreciation and Amortization	147,257	54,034
Amortization of Debt Issuance Costs	377,463	44,573
Accretion of Discount on Asset Retirement Obligations	35,800	14,062
Net Losses on Commodity Derivatives	7,461,936	102,267
Net Cash Settlements Paid on Commodity Derivatives	(2,462,140)	(332,781)
Warrant Revaluation Expense	1,967,000	4,081,000
Share-Based Compensation Expense	6,678,883	2,365,797
Changes in Assets and Liabilities:
Increase in Trade Receivables – Oil and Natural Gas Revenues	(636,959)	(755,866)
Increase in Accounts Receivable – Joint Interest Partners	(4,873,541)	(4,976,709)
Increase in Other Receivables	(1,022,732)	(246,392)
Increase in Prepaid Expenses and Other Current Assets	(328,131)	(214,497)
Decrease in Other Non-Current Assets	130,437	85,675
Increase in Accounts Payable	1,888,872	1,069,554
Increase (Decrease) in Accrued Expenses	(2,474,083)	1,557,119
Increase in Other Non-Current Liabilities	209,333	—
Increases in Advances from Joint Interest Partners	1,518,372	834,639
Net Cash Provided By Operating Activities	19,894,739	2,216,299
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Other Property and Equipment	(754,492)	(201,657)
Restricted Cash Released	11,000,512	—
Payments of Restricted Cash	(2,648,721)	—
Increase in Deposits for Acquisitions	(178,967)	(1,050,000)
Use of Prepaid Drilling Costs	—	98,565
Proceeds from Sale of Oil and Natural Gas Properties, Net of Transaction Costs	238,069	15,160,206
Investment in Oil and Natural Gas Properties	(204,113,902)	(54,689,661)
Net Cash Used For Investing Activities	(196,457,501)	(40,682,547)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock, Net of Transaction Costs	—	95,973,701
Proceeds from Issuance of Preferred Stock, Net of Transaction Costs	—	47,183,994
Proceeds from Issuance of Convertible Senior Notes, Net of Transaction Costs	166,893,211	—
Advances on Revolving Credit Facility	35,000,000	—
Payments on Preferred Stock	—	(15,000,000)
Payments on Revolving Credit Facility	(35,000,000)	(23,500,000)
Preferred Stock Dividends and Deemed Dividends	—	(3,692,808)
Proceeds from Exercise of Stock Options and Warrants	110,750	—
Cash Paid for Debt Issuance Costs	(500,365)	—
Cash Paid for Finance Costs	(24,605)	—
Net Cash Provided by Financing Activities	166,478,991	100,964,887
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,083,771)	62,498,639
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	144,255,438	10,192,379
CASH AND CASH EQUIVALENTS – END OF PERIOD	$134,171,667	$72,691,018
Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$84,933	$255,776
Cash Paid During the Period for Income Taxes	$—	$—
Non-Cash Financing and Investing Activities:
Oil and Natural Gas Properties Included in Account Payable	$86,500,675	$37,344,286
Stock-Based Compensation Capitalized to Oil and Natural Gas Properties	$1,396,362	$310,264
Accretion on Preferred Stock Issuance Discount	$—	$2,589,300
Asset Retirement Obligation Costs and Liabilities	$515,199	$122,013
Common Stock Issued for Oil and Natural Gas Properties	$—	$6,736,935

In addition to reporting net income (loss) as defined under GAAP, we also present Adjusted EBITDA, which we define as net earnings before interest, income taxes, depletion, depreciation, and amortization, accretion of discount on asset retirement obligations, impairment of oil and natural gas properties, net gain on acquisition of business, net gain on sale of oil and natural gas properties, net gain (loss) from mark-to-market on commodity derivatives, less cash settlements received (paid) and non-cash expenses relating to share-based payments recognized under ASC Topic 718 and the other items described in the table below. Adjusted EBITDA is a non-GAAP performance measure. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most directly comparable GAAP measure), and our calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, we believe the measure is useful in evaluating our fundamental core operating performance. We also believe that Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Our management uses Adjusted EBITDA to manage our business, including in preparing our annual operating budget and financial projections. Our management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,
	2014	2013
Net loss	$(1,950,051)	$(1,723,134)
Less: Preferred stock dividends and deemed dividends	—	(5,665,670)
Net loss attributable to common stockholders	(1,950,051)	(7,388,804)
Add: Interest expense	1,136,377	75,186
Accretion of discount on asset retirement obligations	20,080	7,850
Depletion, depreciation and amortization	8,682,375	3,615,842
Stock-based compensation	2,983,580	1,057,811
Warrant revaluation expense	1,771,000	642,000
Preferred stock dividends	—	1,201,370
Preferred stock redemption premium	—	1,875,000
Accretion of preferred stock issuance discount	—	2,589,300
Net losses on commodity derivatives	6,663,083	—
Less: Net cash settlements paid on commodity derivatives	(1,908,756)	(183,539)
Net gains on commodity derivatives	—	(665,337)
Adjusted EBITDA	$17,397,688	$2,826,679

In addition to reporting net income (loss) as defined under GAAP, we also present “adjusted income (loss)”, which we define as net earnings before the effect of any unrealized gain (loss) from mark-to-market on commodity derivatives, mark-to-market on ourwarrant liability, share-based compensation expense and the other items described in the table below. Adjusted income (loss) is a non-GAAP performance measure. Adjusted income (loss) does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss), and our calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, we believe the measure is useful in evaluating our fundamental core operating performance. We also believe that adjusted income (loss) is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Our management uses adjusted income to manage our business, including in preparing our annual operating budget and financial projections. Our management does not view adjusted income (loss) in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss), to adjusted income (loss) for the periods presented:

	Three Months Ended June 30,
	2014	2013
Net loss	$(1,950,051)	$(1,723,134)
Less: Preferred stock dividends and deemed dividends	—	(5,665,670)
Net loss attributable to common stockholders	(1,950,051)	(7,388,804)
Net losses on commodity derivatives	6,663,083	(665,337)
Net cash settlements paid on commodity derivatives	(1,908,757)	(183,573)
Warrant revaluation expense	1,771,000	642,000
Stock based compensation expense	2,983,580
Adjusted income (loss)	$7,558,855	$(7,595,714)

Adjusted income (loss) per share – basic	$0.11	$(0.23)

Weighted average shares outstanding – basic	66,323,228	32,602,115